Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

Partners Trust Financial Group to Acquire Herkimer Trust Corporation.

Utica, N.Y., August 13, 2002 - Partners Trust Financial Group, Inc. (Nasdaq: PRTR), the holding company for SBU Bank, and Herkimer Trust Corporation, the holding company for Herkimer County Trust Company, jointly announced today that they have signed a definitive merger agreement under which Partners Trust Financial Group will acquire all outstanding shares of Herkimer Trust Corporation. As a result, Herkimer County Trust Company will be merged into SBU Bank.

The acquisition is consistent with Partner Trust's strategy to transition SBU Bank into a high performing and geographically dominant community oriented financial institution serving individuals and businesses in Central New York. It also follows the successful conversion of SBU Bank to a publicly traded mutual holding company structure earlier this year.

According to John Zawadzki, President & CEO of Partners Trust and SBU Bank, "It is a very logical combination. It brings together two strong institutions with great history in the Mohawk Valley, and creates a strong independent community bank in Oneida and Herkimer Counties. We are very excited about the future for SBU Bank, and look forward to serving our new and existing customers with a full complement of expanded banking services."

Partners Trust Financial Group, Inc. has agreed to pay $64 million in cash for the 3,447 shares outstanding of Herkimer Trust Corporation stock. The merger, which is expected to be accretive to Partners Trust's earnings in 2003, the first full year of ownership, will be accounted for as a purchase transaction. The parties hope to complete the transaction, which is subject to customary approvals, by year-end 2002. Herkimer Trust Corporation is a private company with 96 shareholders. Affiliates with greater than a majority of the ownership have entered into a stockholder agreement with Partners Trust Financial Group. Upon completion of the merger, Mr. R. W. Burrows, Chairman and CEO of Herkimer Trust Corporation will join the board of directors of Partners Trust and SBU Bank.

In announcing the transaction, Mr. Burrows stated "The strategic goal of Herkimer County Trust is to provide high quality personal and business banking products to the communities we serve. In pairing with SBU Bank, an organization that shares our values and business philosophies, we broaden the capabilities that we deliver to our customers. Most importantly, we will be able to maintain our strong level of personal service and community focus in the markets we serve."

After the transaction's close and the integration of the banks, it is anticipated that SBU Bank will operate a total of 16 branches in Herkimer, Oneida and Onondaga Counties. Furthermore, Herkimer County Trust, with its strong municipal deposit business, will be converted into a limited purpose commercial bank for municipal bank deposits, a service SBU does not currently provide. In addition, Herkimer's trust operations will allow SBU Bank to enter the trust and asset management business. As a result of these and other business opportunities, it is anticipated that the transaction will result in pre-tax synergies of $4.8 million in 2003.

Partners Trust Financial Group, headquartered in Utica, New York, is the holding company for SBU Bank. SBU Bank offers a wide variety of business and retail banking products as well as a full range of investment services through its 9 central New York locations in Oneida, Onondaga and Herkimer counties. As of June 30, 2002, Partners Trust had total assets of $1.04 billion, total deposits of $599 million, and total equity of $163 million. Customers' banking needs are serviced 24 hours a day through a network of ATMs, automated telephone banking, and the bank's website, www.sbu.com.

Herkimer Trust Corporation, holding company for Herkimer County Trust Company, operates twelve branches in Herkimer and Oneida counties. The company has branches in Little Falls, Dolgeville, Frankfort, Herkimer, Ilion, Marcy, New Hartford, Newport, Oriskany, and Utica, New York, capturing the largest deposit market share in Herkimer County. As of June 30, 2002, Herkimer Trust Corporation had total assets of $323 million, total deposits of $294 million, and total equity of $29 million. The Bank also has a trust business with $65 million (market value) in assets under management. HCT provides its customers with convenient account access via its ATM network and PC banking system, accessible at www.hctbank.com.

Contact:

Partners Trust Financial Group, Inc.

John Zawadzki, President & CEO 315-738-4778

Steven Covert, Senior VP & CFO 315-738-4993

Herkimer Trust Corporation

R.W. Burrows 315-823-6303